Exhibit 99.1

IR Contact: Denise Garcia IR@snap-interactive.com

SNAP INTERACTIVE REPORTS RESULTS FOR THE QUARTER ENDED MARCH 31, 2012

Record Revenue Increases 54 Percent over Prior-Year Quarter Representing
SNAP’s 12th Consecutive Quarter of Revenue Growth

AreYouInterested.com with Social Discovery Emphasis
 Progresses toward Summer Re-launch

NEW YORK, NY, May 15, 2012 — SNAP Interactive, Inc. (“SNAP” or the “Company”) (OTCBB: STVI), a leading social application developer, today announced record quarterly revenues of $5.7 million for its first quarter ended March 31, 2012.  Our financial results follow:

Unaudited First Quarter Results

•	Quarterly revenue increased 54 percent to $5.7 million compared to $3.7 million for the comparable period in 2011;
•	Net loss for the quarter increased to $1.7 million compared to a net loss of $0.9 million for the comparable period in 2011;
•	Deferred revenue increased 9 percent to $3.4 million at March 31, 2012 compared to $3.1 million at December 31, 2011;
•	Diluted loss per share for the quarter was $0.04 compared to a loss of $0.02 for the comparable period in 2011; and
•	SNAP’s balance sheet position continues to be strong, with $7.4 million of available sources of liquidity (includes cash and cash equivalents plus investments) at March 31, 2012.

SNAP’s Revenue By Quarter

First Quarter 2012	$ 5.7 million
Fourth Quarter 2011	$ 5.5 million
Third Quarter 2011	$ 5.1 million
Second Quarter 2011	$ 4.8 million
First Quarter 2011	$ 3.7 million
Fourth Quarter 2010	$ 2.8 million
Third Quarter 2010	$ 1.7 million
Second Quarter 2010	$ 1.2 million
First Quarter 2010	$ 0.9 million

Product Highlights for Q1 2012

•	Added 3.8 million new profiles to the AreYouInterested.com brand;

•	The AreYouInterested.com iPhone application was downloaded approximately 750,000 times from the iPhone App Store;

•	Increased mobile engagement to 15% of all unique logins during March 2012 from 13% in December 2011; and

•	During March 2012, we averaged over 550,000 daily sessions or visits to our mobile AreYouInterested.com platform (including iPhone, mobile web, and Android sessions)

Management Commentary

“We are extremely pleased to report another quarter of record revenue,” said SNAP’s President and Chief Executive Officer, Clifford Lerner.  “I am very proud of having been able to increase revenue every single quarter since we moved to a subscription-based business model three years ago. As we progress toward the re-launch of the AreYouInterested.com brand this summer, our focus is squarely shifting toward managing this transition and building for the future.  Accordingly, we have recently begun reducing customer acquisition expenditures around driving users to the existing product, which may result in a short-term reduction in our subscriber base.  We previously announced that we are leveraging the wealth of user data, interests, likes and activities that we have been collecting for the past several years to reinvent the AreYouInterested.com brand around social discovery with the goal of building the leading product for meeting people with similar interests.  The new product is actively being tested to a small segment of our user base and we anticipate increasing our customer acquisition initiatives again in the second half of the year once AreYouInterested.com is re-launched.”

SNAP’s Chief Financial Officer Jon D. Pedersen, Sr. added, “We drove significant traffic to our AreYouInterested.com brand across all platforms during the first quarter of 2012, which particularly resulted in continued growth in mobile engagement. As of March 2012 we averaged over 550,000 visits to AreYouInterested.com across all mobile devices on a daily basis.  While we continued to increase marketing expenditures throughout the first quarter, we have recently reduced such spending while we focus on development and testing of the new AreYouInterested.com product.  We expect marketing costs to increase again over the latter half of 2012 once the product is re-launched.”

“Our balance sheet remains strong at March 31, 2012, with $7.4 million in available liquidity, including investments, a decrease from $8.8 million at December 31, 2011.  Factors affecting cash flow during the quarter included marketing expenditures as noted above as well as our annual bonus payment and expenses relating to the hiring of new employees.  We were also affected by a delay in collections from one of our credit card processors, reducing available liquidity at March 31, 2012 by approximately $0.5 million, of which we collected substantially all in April 2012.  We continue to manage the business with a long-term view and believe we are well positioned to continue to grow both SNAP and the AreYouInterested.com brand.”

About SNAP Interactive, Inc.

SNAP Interactive, Inc. develops, owns and operates online dating and social networking applications for social networking websites and mobile platforms.  SNAP’s flagship brand, AreYouInterested.com®, is one of the largest social dating applications on the Internet with over 60 million installs, and offers a completely integrated Facebook, iPhone, Android and Web application. For more information, please visit http://www.snap-interactive.com/, its blog at http://blog.snap-interactive.com/, on Facebook at facebook.com/SnapInteractiveInc and on Twitter at @SNAPInteractive.

The contents of our websites are not part of this press release, and you should not consider the contents of these websites in making an investment decision with respect to our common stock.

Facebook® is a registered trademark of Facebook Inc. iPhone® is a registered trademark of Apple Inc.  Are You Interested?® is a registered trademark of SNAP Interactive, Inc.

Forward-Looking Statements

This press release contains “forward-looking statements” made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 that are based on current expectations, estimates, forecasts and assumptions and are subject to risks and uncertainties. Words such as “anticipate,” “assume,” “believe,” “estimate,” “expect,” “goal,” “intend,” “plan,” “project,” “seek,” “target,” and variations of such words and similar expressions are intended to identify forward-looking statements.  Such forward-looking statements are subject to certain risks, uncertainties and assumptions that may cause actual results to differ materially from those expressed by the forward-looking statements, including, but not limited to, the following: our ability to successfully develop, test and launch our redesigned product; unexpected delays in this process; general economic, industry and market sector conditions; the ability to obtain additional financing to implement the Company’s long-term growth strategy; the ability to effectively manage the Company’s growth; the ability to anticipate and respond to changing consumer trends and preferences; reliance on the Company’s chief executive officer and sole director and the Company’s ability to attract and hire key personnel; reliance on a very limited number of third party platforms to run the Company’s applications and the ability of third party platforms to take action against these applications; the intense competition in the online dating marketplace; the ability to establish and maintain brand recognition; the ability to develop and support successful applications for mobile platforms; the ability to advertise the Company’s products through a variety of advertising media; the ability to develop and market new technologies to respond to rapid technological changes; increased governmental regulation of the online dating, social networking or Internet industries; and circumstances that could disrupt the functioning of the Company’s applications and websites.  In evaluating these statements, you should carefully consider these risks and uncertainties and those described under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in the Company’s Form 10-Ks, Form 10-Qs and other recent Securities and Exchange Commission filings.

All forward-looking statements speak only as of the date on which they are made. The Company undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement was made.

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